Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

SUNLINK HEALTH SYSTEMS, INC ANNOUNCES

AMENDMENT TO ITS SHARE REPURCHASE PROGRAM

Atlanta, GA (December 13, 2018) – – SunLink Health Systems, Inc. (NYSE: AMERICAN: SSY) today announced that, having purchased all the 300,000 shares authorized under its share repurchase program announced November 29, 2018, its Board of Directors has approved a modification to the share repurchase program that authorizes the Company to purchase up to an additional 450,000 shares of its common stock or approximately 6% of its currently outstanding shares.

Under the modified share repurchase program, the Company may repurchase up to an additional 450,000 shares in open market and privately negotiated transactions and block trades in accordance with applicable securities laws and regulations. The extent to which the Company repurchases additional shares, and the timing of such repurchases, will depend upon a number of factors, including business and market conditions, regulatory requirements and other corporate considerations determined by the Company’s management. There is no assurance as to the exact number of shares, if any, that will be repurchased by the Company. The share repurchase program does not have an expiration date and may be modified, terminated or extended by the Company without prior notice.

The Company expects to fund any additional repurchases with cash on hand or from future cash flow.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare businesses in the Southeast. Each of the Company’s healthcare businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals. For additional information on SunLink Health Systems, Inc., please visit the Company’s website.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2018 and other filings with the Securities and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.